Exhibit 99.1

Dynavax Technologies

2929 Seventh Street, Suite 100 Berkeley, CA 94710

Contact

Deborah A. Smeltzer

VP Operations & Chief Financial Officer

Phone: (510) 665-7222

Email: dsmeltzer@dynavax.com

DYNAVAX ANNOUNCES THIRD QUARTER 2008 FINANCIAL RESULTS

Revenues and Cash Increase for Quarter, Per Share Net Loss Narrows

BERKELEY, Calif. - November 3, 2008 - Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the third quarter and nine months ended September 30, 2008.

Dynavax's cash, cash equivalents, marketable securities and investments held by Symphony Dynamo, Inc. (SDI) totaled $64.3 million at September 30, 2008. This compared to $63.1 million at June 30, 2008 and $88.2 million at December 31, 2007.

"Our increase in cash reflects the achievement of a $4.5 million milestone payment from AstraZeneca, increased revenues from our collaboration and funding agreements, and a commitment to aggressively manage our cash burn rate," said Dino Dina, M.D., President and Chief Executive Officer of Dynavax. "We expect to end this year with over $50 million in total cash, which gives us the flexibility to advance the development of our diversified pipeline of products for at least two years. For HEPLISAVTM, we are working with our global partner Merck and expect to define our next steps by the end of this year, which may include the worldwide end-stage renal disease and adult markets outside of the U.S., representing a significant portion of the total opportunity for this investigational hepatitis B vaccine."

For the third quarter 2008, total revenues were $8.9 million, compared to $1.0 million reported for the third quarter of 2007. Revenues for the nine months ended September 30, 2008 were $25.1 million, compared to $4.8 million for the same period of 2007. The increase in revenues for the third quarter and nine months reflects research and development funding under the company's collaboration with Merck & Co. Inc. (Merck) for HEPLISAV. The reported revenues do not include collaboration funding from SDI for cancer and HCV clinical development. On a pro forma basis, including the collaboration funding from SDI, revenues were $10.5 million and $29.8 million for the three and nine months ended September 30, 2008, respectively, compared to $2.9 million and $13.3 million for the same periods of 2007.

For the third quarter 2008, total operating expenses were $14.6 million, compared to $20.2 million for the third quarter of 2007. Operating expenses for the nine months ended September 30, 2008 were $51.2 million, compared to $61.9 million for the same period of 2007. The decline in operating expenses for the third quarter and nine months

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resulted primarily from a reduction in clinical development costs. The operating expenses for the nine month period of 2007 also included a one-time license payment for the commercialization rights to HEPLISAV. Excluding the one-time and other non-cash charges for stock-based compensation and amortization of intangible assets, pro forma operating expenses were $13.3 million and $47.9 million for the three and nine months ended September 30, 2008, respectively, compared to $19.0 million and $53.6 million for the same periods of 2007.

The tables included as part of this press release provide a reconciliation of GAAP revenues and operating expenses to pro forma revenues and operating expenses.

The net loss of $5.4 million, or $0.14 per share, reported for the third quarter 2008 improved from the net loss of $17.1 million, or $0.43 per share, for the same period of 2007. The net loss of $23.9 million, or $0.60 per share, reported for the nine months ended September 30, 2008 was also significantly less than the net loss of $47.9 million, or $1.21 per share, for the same period of 2007. For the third quarter and nine months, the improvement in net loss reflected the increase in revenues, in particular, revenue associated with the Merck collaboration for HEPLISAV.

About Dynavax

Dynavax Technologies Corporation is a clinical-stage biopharmaceutical company that develops innovative products for the treatment of infectious diseases, respiratory diseases and cancer. The company's novel Toll-like Receptor 9 (TLR9) agonist products are based on its proprietary immunostimulatory sequences (ISS), which are short DNA sequences that stimulate the innate immune response. Dynavax's clinical product candidates include: HEPLISAV, a hepatitis B vaccine partnered with Merck & Co., Inc.; a therapy for hepatitis B; and therapies for cancer and hepatitis C funded by Symphony Dynamo, Inc. The company's preclinical pipeline includes an asthma and COPD drug candidate partnered with AstraZeneca AB and a Universal Flu vaccine. For more information, visit www.dynavax.com.

Forward-looking Statements

This press release contains "forward-looking statements", including statements about our projected cash position and usage and the timing of the definition of our next steps and clarification of the opportunity for HEPLISAV in certain markets, that are subject to a number of risks and uncertainties. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in development, initiation and completion of clinical trials, the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether and under what conditions the FDA clinical hold on HEPLISAV may be removed; maintaining our Merck collaborative agreement; potential for resuming development and obtaining regulatory approval for HEPLISAV; continuation of our other third party collaboration and funding arrangements; the scope and validity of patent protection and the possibility of claims against us based on the patent rights of others; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our Quarterly Report on Form 10-Q. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available

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DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Collaboration revenue	$ 7,960	$ 719	$ 21,435	$ 2,218
Grant revenue	581	133	2,027	1,848
Service and license revenue	316	162	1,687	732
Total revenues	8,857	1,014	25,149	4,798

Operating expenses:
Research and development (2)	10,456	14,909	38,522	47,705
General and administrative (3)	3,913	5,029	11,904	13,414
Amortization of intangible assets	245	251	735	754
Total operating expenses (1)	14,614	20,189	51,161	61,873

Loss from operations	(5,757)	(19,175)	(26,012)	(57,075)

Interest and other income	81	476	1,457	2,594
Loan forgiveness	5,000	-	5,000	-
Interest expense	(6,457)	(23)	(9,141)	(88)

Loss including noncontrolling interest in SDI.	(7,133)	(18,722)	(28,696)	(54,569)

Amount attributed to noncontrolling interest in SDI	1,713	1,621	4,768	6,674

Net loss	$ (5,420)	$ (17,101)	$ (23,928)	$ (47,895)

Basic and diluted net loss per share	$ (0.14)	$ (0.43)	$ (0.60)	$ (1.21)
Shares used to compute basic and diluted net loss per share	39,831	39,753	39,807	39,740
  Total operating expenses excluding non-cash stock-based compensation charges are $13.6 million and $48.7 million for the three and nine months ended September 30, 2008, respectively. Total operating expenses excluding non-cash stock-based compensation charges are $19.2 million and $59.4 million for the three and nine months ended September 30, 2007, respectively.
  Research and development expenses included non-cash stock-based compensation charges of $0.5 million and $1.1 million for the three and nine months ended September 30, 2008, respectively. Research and development expenses included non-cash stock-based compensation charges of $0.3 million and $0.8 million for the three and nine months ended September 30, 2007, respectively.
  General and administrative expenses included non-cash stock-based compensation charges of $0.6 million and $1.4 million for the three and nine months ended September 30, 2008, respectively. General and administrative expenses included non-cash stock-based compensation charges of $0.7 million and $1.7 million for the three and nine months ended September 30, 2007, respectively.

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DYNAVAX TECHNOLOGIES CORPORATION

RECONCILIATION OF GAAP REVENUES TO PRO FORMA REVENUES

(In thousands)

(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

GAAP revenues	$ 8,857	$ 1,014	$ 25,149	$ 4,798
ADD: Collaboration funding incurred under SDI programs	1,642	1,855	4,605	8,487
Pro forma revenues (1)	$ 10,499	$ 2,869	$ 29,754	$ 13,285
  These pro forma amounts are intended to illustrate the company's revenues to be inclusive of collaboration funding provided for the SDI programs. The collaboration funding is reflected in the amount attributed to the noncontrolling interest in SDI in the company's consolidated statement of operations, but would have been reported as revenue if SDI's results of operations were not consolidated with those of the company. Management of the company believes the pro forma results are a more useful measure of the company's revenues because it provides investors the ability to evaluate the company's operations in the manner that management uses to assess the continued progress of programs funded under the SDI arrangement. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

  DYNAVAX TECHNOLOGIES CORPORATION

  RECONCILIATION OF GAAP OPERATING EXPENSES TO PRO FORMA OPERATING EXPENSES

  (In thousands)

  (Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

GAAP operating expenses	$ 14,614	$ 20,189	$ 51,161	$ 61,873
LESS: Stock-based compensation expense	1,052	984	2,488	2,481
Licensing fee	-	-	-	5,000
Amortization of intangible assets	245	251	735	754
Pro forma operating expenses (2)	$ 13,317	$ 18,954	$47,938	$ 53,638
  These pro forma amounts are intended to illustrate the company's operating expenses excluding certain non-cash charges in accordance with the financial statements that management uses to evaluate the company's operations. These pro forma results are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

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DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)
	September 30,	December 31,
	2008	2007
Assets	(unaudited)
Cash and cash equivalents and marketable securities (1)	$ 64,261	$ 88,248
Property and equipment, net	10,241	7,314
Goodwill	2,312	2,312
Other intangible assets, net	2,504	3,239
Other assets	8,241	19,336
Total assets	$ 87,559	$ 120,449

Liabilities, noncontrolling interest and stockholders' equity
Current liabilities	$ 19,890	$ 19,904
Noncurrent portion of deferred revenue	39,188	40,792
Liability from Program Option exercised under the SDI collaboration	15,000	15,000
Other long-term liabilities	106	5,622
Noncontrolling interest in SDI.	3,573	8,341
Stockholders' equity	9,802	30,790
Total liabilities, noncontrolling interest and stockholders' equity	$ 87,559	$ 120,449
  These amounts include investments held by SDI of $26.7 million and $31.6 million as of September 30, 2008 and December 31, 2007, respectively.

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